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                                                                   Exhibit 10(a)


                              RETIREMENT AGREEMENT


                  This Agreement is entered into between Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), and Preston B. Heller, Jr. ("Heller"), on February 28, 1996, to be effective immediately.

                                   WITNESSETH:

                  WHEREAS: The Company and Heller have given serious consideration over the past twelve (12) months to a succession program for the offices of Chief Executive Officer and Chairman of the Board; and

                  WHEREAS: The Company and Heller entered into an Amended and Restated Employment Agreement, dated June 12, 1995, to be effective April 3, 1995, pursuant to which Heller was employed by the Company and agreed to serve as Chairman of the Board of Directors; and

                  WHEREAS: The Company and Heller have agreed to continue the process of management succession and Heller has confirmed his agreement to retire from the Company and cease all activities on behalf of the Company in its day-to-day business operations; and

                  WHEREAS: This Agreement is deemed necessary to memorialize the understandings between the Company and Heller with respect to certain mutual obligations agreed upon during the course of discussions between Heller and the Compensation Committee of the Board of Directors;

                  NOW THEREFORE, it is hereby agreed by and between the Company and Heller as follows:

                  1.       EMPLOYMENT

                  Heller hereby terminates his employment with the Company as an employee of the Company in any capacity, and he hereby also resigns as Chairman of the Board of Directors and as a member of the Executive Committee of the Board of Directors effective 9:00 a.m., March 31, 1996. The Company and Heller further agree that the Amended and Restated Employment Agreement, dated June 12, 1995, to be effective April 3, 1995, hereby is terminated in its entirety and shall be of no further force and effect.

                  2.       OFFICE

                  Heller agrees that he shall vacate his office at the Company's headquarters at 4800 East 131st Street, Garfield Heights, Ohio, no later than April 30, 1996, so as to provide Heller with ample time to arrange for a personal office and secretarial services etc. at another location, which shall be at Heller's sole expense.



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                  3.       FINANCIAL COMMUNITY

                  Heller agrees that subsequent to the date hereof he shall not, without the express approval and permission of the Chief Executive Officer of the Company, contact or otherwise discuss with financial analysts or other members of the financial community any business affairs of the Company during the period of time while he is receiving monthly payments under this Agreement or while he is a member of the Board of Directors of the Company. In addition, during the same time period, Heller shall not discuss, either on a solicited or unsolicited basis, with any vendor, customer, competitor, existing or former employee or other third party, any matters which directly or indirectly relate to a possible "sale", merger, or other disposition of the Company. Finally, during the same time period, and with recognition of his responsibilities as a director in possession of confidential business information, Heller shall not discuss any such information with any third party, including specifically former employees of Pioneer/Technologies Group, Inc.

                  4.       SEVERANCE AND MEDICAL

                  In recognition of Heller's outstanding past services to the Company, but subject to compliance by Heller with his continuing obligations under this Agreement, Heller shall receive a severance payment totalling $1,200,000 to be paid in twenty four (24) equal monthly installments commencing April 30, 1996 and terminating March 31, 1998, all subject to normal federal, state, and local withholding for income, payroll, or other taxes. In addition, Heller will continue to participate and be entitled to the benefits of the Company's medical plan during such twenty four (24) month period and subsequent thereto shall be entitled to purchase whatever COBRA benefits are provided by law, and Heller shall also be entitled to acquire his split dollar insurance policies for an amount equal to the cash surrender value thereof. Heller shall not participate in any other employee benefit plans of the Company, except to the extent of his vested benefits thereunder or otherwise as provided by law.

                  5.       OUTSIDE DIRECTORS STOCK OPTION PLAN

                  In recognition of the fact that Heller shall no longer be an employee of the Company, it is acknowledged that Heller shall be entitled to participate in the 1995 Stock Option Plan for Outside Directors. However, Heller has voluntarily agreed to waive receipt of any directors fees paid to other non-employee members of the Board of Directors during the two (2) year period referred in Section 4 above.

                  6.       PRESS RELEASE

                  The Company and Heller hereby agree to issue the press release which they have approved in the form attached hereto as Exhibit A.


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                  7.       COMPETITION

                  Heller shall not, during the two (2) years commencing March 1, 1996, engage in Competition with the Company as hereinafter defined. The word "Competition" for purposes of this Section 7 shall mean taking any employment or consulting position with or control of one of the Company's top twenty-five (25) competitors as listed in the then most current issue of ELECTRONIC BUYER'S NEWS and/or ELECTRONIC NEWS; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons be deemed Competition with the Company within the meaning of this Section 7.

                  8.       CONFIDENTIAL INFORMATION
                           ------------------------

                  8.01 Except for information which is already in the public domain, or which is publicly disclosed by persons other than Heller, or which is required by law or court order to be disclosed, or information given to Heller by a third party not bound by any obligation of confidentiality, Heller shall at all times after the date hereof hold in strictest confidence any and all confidential information within his knowledge and which is material to the business of the Company (whether acquired during or after his employment with the Company) concerning the inventions, products, processes, methods of distribution, customers, services, business, suppliers or trade secrets of the Company, except that Heller may, in connection with the performance of his duties as a director of the Company, divulge confidential information to the directors and officers of the Company and to the accountants and attorneys of the Company as deemed prudent to carry out his responsibilities and duties as a director of the Company. Such confidential information includes, without limitation, financial information, sales information, price lists, marketing data, the identity and lists of actual and potential customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.

                  8.02 Heller also agrees that after the date hereof and upon leaving the Company's offices he will not take with him, without the prior written consent of the Chief Executive Officer of the Company, any Company document, contract, internal financial or management reports, customers list, product list, price list, catalog, employee list, procedures, software, MIS data, drawing, blueprint, specification or other document of the Company or its subsidiaries, which is of a confidential nature and has not been provided to all other directors of the Company in the ordinary course.

                   9.      NONINTERFERENCE
                           ---------------

                  Heller shall not, at any time during or within two (2) years after March 1, 1996, without the prior written consent of the Company, directly or indirectly,

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induce or attempt to induce any key employee, key agent or other key representative or associate of the Company to terminate his or her relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company and any of its top fifty
(50) suppliers or top two hundred fifty (250) customers, both in terms of the Company's sales volume.

                  10.      REMEDY

                  Heller acknowledges that Sections 7, 8, and 9 hereof were negotiated at arms length and are required for the fair and reasonable protection of the Company. Heller and the Company further acknowledge and agree that a breach of those obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and, therefore, Heller and the Company agree that in the event of any breach of said obligations and agreements the Company, and its successors and assigns, shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided above in Sections 7 and 9, shall be tolled during any period which Heller shall be adjudged to have been in violation of any of his obligations under such Sections.

                  11.      NOTICES
                           -------

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

                  To the Company:      Pioneer-Standard Electronics, Inc.
                                       4800 East 131st Street
                                       Cleveland, Ohio  44105
                                       Attention:  Secretary or
                                       Assistant Secretary

                  To Heller:           Preston B. Heller, Jr.
                                       13599 County Line Road
                                       Chagrin Falls, Ohio  44022

                  12.      GENERAL PROVISIONS

                  12.01 No right or interest to or in any payments shall be assignable by Heller; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from

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assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated in writing by Heller to receive any such amount or, if no beneficiary has been so designated, the legal representative of Heller's estate.

                  12.02 No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

                  12.03 In the event of Heller's death or a judicial determination of his incompetence, reference in this Agreement to Heller shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

                  12.04 The titles to Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

                  12.05 This Agreement shall be binding upon and shall inure to the benefit of (a) Heller and, subject to the provisions of paragraphs 12.01 and 12.02, his heirs and legal representatives, and (b) the Company and its successors as provided in Section 15 hereof.

                  13.      AMENDMENT OR MODIFICATION; WAIVER

                  No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of the Company or any authorized committee of the Board of Directors and is agreed to in writing, signed by Heller and by an officer of the Company thereunto duly authorized by either the Board of Directors or the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.


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                  14.      SEVERABILITY

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  15.      SUCCESSORS TO THE COMPANY

                  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

                  16.      OPERATION OF AGREEMENT

                  This Agreement shall be effective February 28, 1996, and shall supersede the Amended and Restated Employment Agreement, dated June 12, 1995, effective April 3, 1995, between Heller and the Company.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                              PIONEER-STANDARD ELECTRONICS, INC.

                                     By /S/ JAMES L. BAYMAN
- ------------------------                -------------------------------
                                       James L. Bayman, Chief Executive
                                       Officer and President
ATTEST:

                                         /S/ PRESTON B. HELLER, JR.
- -------------------------             -----------------------------
                                             Preston B. Heller, Jr.




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